As filed with the Securities and Exchange Commission on October 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State of Incorporation)	(I.R.S. Employer Identification Number)

11201 USA Parkway

Fishers, Indiana 46037

Telephone: (317) 532-7900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth J. Lovik

Executive Vice President and Chief Financial Officer

First Internet Bancorp

11201 USA Parkway

Fishers, Indiana 46037

Telephone: (317) 532-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua L. Colburn

W. Jason Deppen

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

(317) 569-9600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.75% Fixed-to-Floating Rate Subordinated Notes Due 2031	$60,000,000	100%	$60,000,000	$5,562

(1)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 15, 2021

Prospectus

Offer to Exchange

Up to $60,000,000 aggregate principal amount of

3.75% Fixed-to-Floating Rate Subordinated Notes due 2031

that have been registered under the Securities Act of 1933

for any and all outstanding unregistered

3.75% Fixed-to-Floating Rate Subordinated Notes due 2031

_____________________

The exchange offer will expire at 11:59 p.m., New York City time, on            , 2021, unless extended.

We are offering to exchange 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031 that we issued in a private placement on August 16, 2021, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same Indenture under which the Old Notes were issued.

There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is             , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

 We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

 You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

 You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

 Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed in the letter of transmittal to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

References in this prospectus to “First Internet Bancorp,” the “Company,” “we,” “us,” “our,” or similar references refer to First Internet Bancorp, an Indiana corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the “Bank” refer to First Internet Bank of Indiana, an Indiana chartered bank and wholly-owned subsidiary of the Company.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to:

First Internet Bancorp

Attention: Kenneth J. Lovik, Chief Financial Officer

11201 USA Parkway

Fishers, Indiana 46037

Telephone: (317) 532-7900

To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than        , 2021, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and file with the SEC Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or on our website at www.firstinternetbancorp.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to First Internet Bancorp 11201 USA Parkway, Fishers, Indiana 46037, Attention: Chief Financial Officer, telephone: (317) 532-7900.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus and the registration statement of which this prospectus is a part incorporates by reference the documents listed below that we have previously filed with the SEC (Commission File No. 001-35750), except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 (including portions of our proxy statement for the annual meeting of shareholders held on May 17, 2021 that have been incorporated by reference into such Annual Report);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and

•	Our Current Reports on Form 8-K filed on May 19, 2021, June 24, 2021, August 16, 2021, and October 6, 2021.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s Internet site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our website at www.firstinternetbancorp.com or by requesting them in writing, by e-mail or by telephone from us at the following address:

First Internet Bancorp

Attention: Kenneth J. Lovik, Chief Financial Officer

11201 USA Parkway

Fishers, Indiana 46037

Telephone: (317) 532-7900

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement and the documents we incorporate by reference or that are deemed incorporated by reference into this prospectus and any related prospectus supplement, and any other written or oral statements made by us from time to time may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized,” “target” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the effects of the COVID-19 global pandemic and other adverse public health developments on the economy, our business and operations and the business and operations of our vendors and customers:

•	general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products;

•	our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that we own or that is the collateral for our loans;

•	failures or breaches of or interruptions in the communication and information systems on which we rely to conduct our business that could reduce our revenues, increase our costs or lead to disruptions in our business;

•	our plans to continue originating our commercial real estate, commercial and industrial, public finance, U.S. Small Business Administration (“SBA”) and healthcare finance loans, and to start originating franchise finance loans, which may carry greater risks of non-payment or other unfavorable consequences;

•	our dependence on capital distributions from the Bank;

•	results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•	changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular;

•	more restrictive regulatory capital requirements; increased costs, including deposit insurance premiums;

•	regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•	changes in market rates and prices that may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements being adversely affected by changes in our assets and liabilities;

•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	execution of future acquisition, reorganization or disposition transactions, including without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings and other anticipated benefits from such transactions;

•	changes in applicable tax laws; the growth and profitability of noninterest or fee income being less than expected; the loss of any key members of senior management;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government; and
•	each of the factors and risks identified in the “Risk Factors” sections included under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, under Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and in the “Risk Factors” sections of this prospectus and any applicable prospectus supplement and any other risks or uncertainties set forth from time to time in our filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and any related prospectus supplement. In addition, past results of operations are not necessarily indicative of future results. Any forward-looking statement made by the Company in this prospectus is based only on information currently available to the Company and speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the “Risk Factors” sections contained in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, each of which are incorporated by reference herein, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Information Incorporated by Reference” in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.

First Internet Bancorp

           The Company is a bank holding company that conducts its primary business activities through its wholly owned subsidiary, First Internet Bank of Indiana, an Indiana chartered bank. The Bank was the first state-chartered, Federal Deposit Insurance Corporation (“FDIC”) insured Internet bank and commenced banking operations in 1999. The Company was incorporated under the laws of the State of Indiana on September 15, 2005. On March 21, 2006, we consummated a plan of exchange by which we acquired all of the outstanding shares of the Bank.

           The Bank has three wholly owned subsidiaries. First Internet Public Finance Corp. provides a range of public and municipal finance lending and leasing products to governmental entities throughout the United States and acquires securities issued by state and local governments and other municipalities; JKH Realty Services, LLC, which manages other real estate owned (“OREO”) properties as needed; and SPF15, Inc., which was established to acquire and hold real estate.

We offer a wide range of commercial, small business, consumer and municipal banking products and services. We conduct our consumer and small business deposit operations primarily through digital channels on a nationwide basis and have no traditional branch offices. Our residential mortgage products are offered nationwide primarily through a digital direct-to-consumer platform and are supplemented with Central Indiana-based mortgage and construction lending. Our consumer lending products are primarily originated on a nationwide basis through relationships with dealerships and financing partners.

Our commercial banking products and services are delivered through a relationship banking model and include commercial real estate (“CRE”) banking, commercial and industrial (“C&I”) banking, public finance, healthcare finance, small business lending and commercial deposits and treasury management. Through our CRE team, we offer single tenant lease financing on a nationwide basis in addition to traditional investor CRE and construction loans primarily within Central Indiana and adjacent markets. Our C&I banking team provides credit solutions such as lines of credit, term loans, owner-occupied CRE loans and corporate credit cards to commercial borrowers located primarily in Central Indiana, Phoenix, Arizona and adjacent markets. Our public finance team provides a range of public and municipal lending and leasing products to government entities on a nationwide basis. Our healthcare finance team was originally established in conjunction with our strategic partnership with Provide, Inc. (“Provide”, and formerly known as Lendeavor, Inc.), a San Francisco-based technology-enabled lender to healthcare practices, which provided lending on a nationwide basis for healthcare practice acquisition or refinancing of owner-occupied CRE and equipment purchases. During the second quarter 2021, Provide announced that it had entered into an agreement to be acquired by a super-regional financial institution, which closed in the third quarter 2021. We expect that the acquiring institution will retain most, if not all, of Provide’s loan origination activity and that our healthcare finance loan balances may decline. Our commercial deposits and treasury management team works with the other commercial teams to provide deposit products and treasury management services to our commercial and municipal lending customers as well as pursues commercial deposit opportunities in business segments where we have no credit relationships.

In 2018, we identified small business as an area for potential growth in revenue, loans and deposits. We believe that we can differentiate ourselves from larger financial institutions by providing a full suite of services to emerging small businesses and entrepreneurs on a nationwide basis. We have hired and continue to recruit experienced small business sales, credit and operations personnel to expand our capabilities in small business lending and U.S. government guaranteed lending programs. As this business scales up, we expect it will drive increased earnings and profitability in future periods.

In connection with our commitment to small businesses, during the second quarter 2021 we entered into a relationship with ApplePie Capital, a San Francisco-based provider of growth financing to franchisees in various industry segments. Through this relationship, we expect to purchase up to $100 million of ApplePie’s growth-oriented “ApplePie Core” conventional loans by year end. We also expect this relationship to provide SBA 7(a) loan opportunities to supplement our own origination efforts.

As of June 30, 2021, we had, on a consolidated basis, total assets of $4.2 billion, total liabilities of $3.8 billion, and shareholders’ equity of $358.6 million.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “INBK.” Our principal executive offices are located at 11201 USA Parkway, Fishers, Indiana 46037, and our telephone number is (317) 532-7900. Our website is www.firstinternetbancorp.com. The information on our website is not part of this prospectus, and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

If you want to find more information about us, please see the section entitled “Where You Can Find More Information” in this prospectus.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$60,000,000 in aggregate principal amount of 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031
New Notes

Up to $60,000,000 in aggregate principal amount of 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2021, unless extended.
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”
Procedures for Tendering Old Notes	For Old Notes that are represented by global book-entry notes, The Depository Trust Company (“DTC”), as depositary, or its nominee is treated as the registered holder of such Old Notes and will be the only entity that can tender such Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering such Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC receive (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

For Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of such Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent.”

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer—Eligibility; Transferability.”

Material U.S. Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the New Notes in the ordinary course of your business;

•	you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will continue to be governed by terms of the Indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.
Cancellation of Exchanged Old Notes

Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same Indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	First Internet Bancorp

Securities Offered	3.75% Fixed-to-Floating Rate Subordinated Notes due 2031

Aggregate Principal Amount	Up to $60,000,000
Maturity Date	September 1, 2031, unless previously redeemed
Form and Denomination

The New Notes will be issued only in fully registered form without interest coupons, in denominations of $100,000 and any integral multiple of $1,000.  Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed Rate Period

From and including the issue date of the Old Notes, which was August 16, 2021, to but excluding September 1, 2026 or the earlier redemption date, the New Notes will bear interest at a fixed rate equal to 3.75% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022.

Interest Rate and Interest Rate Payment Dates During Floating Rate Period

From and including September 1, 2026, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the Benchmark rate (which is expected to be the then-current Three-Month SOFR), plus a spread of 311 basis points, provided, however, that in the event that the Three-Month Term SOFR is less than zero, Three-Month Term SOFR shall be deemed to be zero (as defined under “Description of the Notes—Principal, Maturity and Interest”). During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing on December 1, 2026.

For each interest period during the Floating Rate Period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Company after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes—Principal, Maturity and Interest”).

Day Count Convention	30-day month/360-day year to but excluding September 1, 2026, and thereafter, a 360-day year and the number of days actually elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.
No Guarantees	The New Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”
Ranking	The New Notes will be issued under the Subordinated Indenture dated as of September 30, 2016 between First Internet Bancorp and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a Fourth Supplemental Indenture dated as of August 16, 2021 between First Internet Bancorp and the Trustee. We refer to the Subordinated Indenture, as amended and supplemented, as the “Indenture.”

The New Notes will be our unsecured, subordinated obligations and:

•	will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness (as defined in the Indenture), all as described under “Description of the Notes”;

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors other than our outstanding subordinated indebtedness, which ranks equal in right;

•	will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the New Notes;

•	will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the New Notes; and

•	will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

As of June 30, 2021, on a consolidated basis, our total liabilities were approximately $3.8 billion, which included approximately $3.2 billion of deposit liabilities. As of the same date, we also had $44.9 million principal amount of outstanding subordinated indebtedness that would have ranked equal in right to the New Notes, excluding $25.0 million principal amount of outstanding 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026, which were subsequently redeemed in full on September 30, 2021.

The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption

We may, beginning with the interest payment date of September 1, 2026, and on any interest payment date thereafter, redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

We may also redeem the New Notes at any time, including prior to September 1, 2026, at our option, in whole but not in part, if: (a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes; (b) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (c) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes—Redemption.”

Sinking Fund	There is no sinking fund for the New Notes.
Listing; No Public Market

The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors

An investment in the New Notes involves risks. You should carefully read and consider the information set forth in the section titled “Risk Factors” and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in any other documents incorporated by reference herein before participating in the exchange offer for the New Notes.

Trustee	U.S. Bank National Association.
Governing Law	The New Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

 In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the factors described under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and the quarter ended June 30, 2021, each of which are incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Special Note Regarding Forward-Looking Statements” section in this prospectus.

Risks Related to Our Business

For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the section entitled “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer—Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

Based on interpretations of the staff of the SEC contained in certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, such liability.

Risks Related to the New Notes

Our obligations under the New Notes will be unsecured and subordinated to any Senior Indebtedness.

The New Notes will be unsecured subordinated obligations of First Internet Bancorp. Accordingly, they will be junior in right of payment to any of our existing and future Senior Indebtedness. The New Notes will rank equally with all of our other unsecured subordinated indebtedness issued in the future under the Indenture. In addition, the New Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our current and future subsidiaries, including the Bank. As of June 30, 2021, on a consolidated basis, we had outstanding liabilities totaling approximately $3.8 billion, which included approximately $3.2 billion of deposit liabilities. As adjusted to give effect to the offering of the New Notes, as if the offerings had been completed as of June 30, 2021, First Internet Bancorp, the Bank and our other subsidiaries would have had, on a consolidated basis, $69.9 million principal amount of indebtedness. As of June 30, 2021, we also had approximately $44.9 million principal amount of outstanding subordinated indebtedness that would have ranked equal in right to the New Notes, excluding $25.0 million principal amount of outstanding 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026, which were subsequently redeemed in full on September 30, 2021.

In addition, the New Notes will not be secured by any of our assets. As a result, the New Notes will be effectively subordinated to all of our secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of Senior Indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above and in the following paragraph, holders of New Notes may not be fully repaid in the event of our bankruptcy, liquidation, or reorganization.

The New Notes are not obligations of, or guaranteed by, our subsidiaries and are structurally subordinated to all liabilities of our subsidiaries.

The New Notes will be obligations of First Internet Bancorp only and will not be guaranteed by any of our subsidiaries, including the Bank. The New Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the New Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, regulatory, contractual, or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the New Notes.

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the New Notes.

Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including Senior Indebtedness or other obligations ranking senior to or equally with the New Notes. We and our subsidiaries are expected to incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the New Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the New Notes; requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would then have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

The Indenture has limited covenants and does not contain any limitations on our ability to grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends, or repurchase our capital stock, which may not protect your investment.

In addition to the absence of any restrictions on us or our subsidiaries on incurring any additional debt or other liabilities, we are not restricted under the Indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. Also, there are no covenants in the Indenture requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect our ability to make payments on the New Notes when due.

Our access to funds from First Internet Bank may become limited, thereby restricting our ability to make payments on our obligations.

First Internet Bancorp is a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the New Notes and our other obligations is dividends, distributions and other payments from the Bank. The Bank is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from the Bank to us, which could impede access to funds we need to make payments on our obligations, including interest and principal payments on the New Notes. For example, under Indiana law an Indiana bank such as First Internet Bank is generally limited to paying dividends equal to its profits for that year, plus its retained net profits for the two preceding years, less any required transfers to surplus or to fund the retirement of preferred stock or debt, absent approval of the Indiana Department of Financial Institutions.

In addition, banks and bank holding companies are required to maintain a 2.5% capital conservation buffer on top of minimum risk-weighted asset ratios. This buffer is designed to absorb losses during periods of economic stress. Banking institutions that do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall. Accordingly, if the Bank does not maintain capital in excess of the buffer, distributions to the Company may be prohibited or limited and we may not have funds to make principal and interest payments on the New Notes.

For more information about these restrictions, see the information under the heading “Regulation and Supervision” in Item 1., Business in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the information under the headings “The long-term impact of regulatory capital rules is uncertain and a significant increase in our capital requirements could have an adverse effect on our business and profitability” and “We are subject to evolving and expensive regulations and requirements. Our failure to adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business” in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We may not be able to generate sufficient cash to service all of our debt, including the New Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from the Bank and required capital levels with respect to the Bank and certain of our nonbank subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the New Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the New Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the New Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the New Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to its support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the New Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the New Notes at the maturity of the New Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the New Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the New Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or First Internet Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the New Notes, or in the performance of any of our other obligations under the New Notes or the Indenture. Our regulators can, in the event we become subject to an enforcement action, require our subsidiary bank to not pay dividends to us, and to prevent payment of interest or principal on the New Notes and any dividends on our capital stock, but such limits will not permit acceleration of the New Notes.

Because the New Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem all or a portion of the New Notes on September 1, 2026 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any New Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the New Notes in whole but not in part upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event.” In the event that we redeem the New Notes, holders of the New Notes will receive only the principal amount of the New Notes plus any accrued and unpaid interest to but excluding such earlier redemption date. If any redemption occurs, holders of the New Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the New Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the New Notes. See “Description of the New Notes—Redemption.”

Investors should not expect us to redeem the New Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the New Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate (“SOFR”), when we refer to SOFR-linked Notes, we mean the New Notes at any time when the interest rate on the New Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the Floating Rate Period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of 311 basis points per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.

Any market for the SOFR-linked Notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

The interest rate for the New Notes during the Floating Rate Period may be determined based on a rate other than Three- Month Term SOFR.

Under the terms of the New Notes, the interest rate on the New Notes for each interest period during the Floating Rate Period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. On July 29, 2021, the ARRC formally recommended the use of the CME Group’s forward-looking SOFR term rate. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the New Notes. If, at the commencement of the Floating Rate Period for the New Notes, the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the New Notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the New Notes, the Company is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the New Notes in a manner substantially consistent with market practice, which are defined in the terms of the New Notes as “Three-Month Term SOFR Conventions.” The Company’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the New Notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the New Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the New Notes, if the Company determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the New Notes during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The terms “Benchmark Replacement Adjustment,” “Compounded SOFR,” and “ISDA Fallback Rate” have the meanings set forth below under “Description of the Notes—Effect of Benchmark Transition Event.”

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the New Notes and the trading prices for the New Notes.

Under the benchmark transition provisions of the New Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the Company. In addition, the benchmark transition provisions expressly authorize the Company to make certain changes, which are defined in the terms of the New Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the New Notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the New Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The calculation agent (which may be us or another entity we appoint) will make certain determinations with respect to the New Notes.

U.S. Bank National Association will act as the initial calculation agent. The calculation agent will make certain determinations with respect to the New Notes during the Floating Rate Periods, including with respect to the determination of the applicable interest rates during these periods. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the payout to you on the New Notes.

The amount of interest payable on the New Notes will vary on and after September 1, 2026.

As the interest rate of the New Notes will be calculated based on Three-Month Term SOFR (or the applicable Benchmark Rate) from September 1, 2026 to but excluding the maturity date or earlier redemption date and that rate is a floating rate, the interest rate on the New Notes will vary on and after September 1, 2026. Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate New Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The New Notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the New Notes to accrue interest over the full stated term of the New Notes.

We may, at our option, redeem the New Notes (i) in whole or in part, beginning with the interest payment date of September 1, 2026 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the New Notes that we may propose. Furthermore, you should not expect us to redeem any New Notes when they first become redeemable or on any particular date thereafter. If we redeem the New Notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

The Benchmark Rate may affect our decision to redeem the New Notes.

We are more likely to redeem the New Notes on or after September 1, 2026 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the New Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the New Notes.

There may be no active trading market for the New Notes.

The New Notes are a new issue of securities with no established trading market. We are not obligated to and do not intend to apply for listing of the New Notes on any national securities exchange or quotation system. A liquid or active trading market for the New Notes may not develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Notes or the prices, if any, at which holders may be able to sell their New Notes.

The market value of the New Notes may be less than the principal amount of the New Notes.

If a market develops for the New Notes, the prices at which holders may be able to sell their New Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the New Notes; the time remaining to maturity of the New Notes; the aggregate amount outstanding of the New Notes; any redemption or repayment features of the New Notes; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the New Notes; and the operating performance of the Bank. Often, the only way to liquidate your investment in the New Notes prior to maturity will be to sell the New Notes. At that time, there may be a very illiquid market for the New Notes or no market at all.

Changes in our credit ratings may adversely affect your investment in the New Notes.

The credit ratings on the New Notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the New Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the New Notes and increase our borrowing costs.

An investment in the New Notes is not an FDIC insured deposit.

The New Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on August 16, 2021, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the Indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the Indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the Indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

  WE ARE NOT MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreement, we agreed, among other things, to:

•	file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

•	use our commercially reasonable efforts to cause that registration statement to become effective no later than December 14, 2021, which is the date that is 120 days after August 16, 2021.

The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement, use commercially reasonable efforts to cause the registration statement to remain effective until the closing of the exchange offer, and use commercially reasonable efforts to consummate the exchange offer no later than 45 days after the effective date of the registration statement.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in denominations of $100,000 and integral multiples of $1,000.

We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

•	you are not, or any such person is not, a broker-dealer registered under the Exchange Act, and you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 11:59 p.m., New York City time on                     , 2021, which we refer to as the “expiration date,” unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “—Exchange Agent.”

Certain of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:

•	comply with DTC’s ATOP procedures described below; and

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “—Representations” below.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

Certain of the Old Notes were issued in physical form to certain initial purchasers. Accordingly, such holders of Old Notes must physically tender their Old Notes for New Notes. Therefore, to tender Old Notes represented in physical form subject to the exchange offer and to obtain New Notes you must transmit to the exchange agent, at its address listed under “—Exchange Agent”:

•	the physical Old Note;

•	a properly completed and duly executed letter of transmittal; and

•	all other documents required by the letter of transmittal.

The tender by a holder of Old Notes represented in physical form that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. You will be required to deliver the physical note and a letter of transmittal to the exchange agent and will be bound by the letter of transmittal terms.

There is no procedure for guaranteed late delivery of the Old Notes.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.

Representations

By tendering Old Notes, each holder is deemed to have represented to us that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Proper Execution and Delivery of Letter of Transmittal

Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:

•	you tender your Old Notes as the registered holder and the New Notes issued in exchange for your Old Notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the Old Notes; or

•	you tender your Old Notes for the account of an eligible institution.

For the purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).

If the letter of transmittal is signed by the holder(s) of Old Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If any of the Old Notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If Old Notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any Old Notes listed therein, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, Old Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be properly tendered or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the Trustee of the Old Notes. Holders may contact the exchange agent for assistance with these matters.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal for Old Notes represented by global certificates to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes;

•	the principal amount of the Old Notes delivered for exchange;

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

•	a statement that such holder is withdrawing its election to have such Old Notes exchanged.

For a withdrawal to be effective Old Notes represented by physical certificates you must comply with the appropriate procedures prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes;

•	the principal amount of the Old Notes delivered for exchange; and

•	a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Exchange Agent

U.S. Bank National Association, the trustee under the Indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	U.S. Bank National Association Attn: Corporate Actions 111 Fillmore Avenue St. Paul, Minnesota 55107-1402
Telephone:	(800) 934-6802
Facsimile:	(651) 466-7367
Email:	cts.specfinance@usbank.com

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement which has been declared effective under the Securities Act;

•	for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes or any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	under any other available exemption from the registration requirements of the Securities Act (in which case we and the Trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the Trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement was not filed with the SEC on or prior October 15, 2021, which is the 60th day after August 16, 2021;

•	the registration statement has not been declared effective by the SEC on or prior to December 14, 2021, which is the date that is 120 days after August 16, 2021; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following such registration default and will increase by 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be immediately reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

On August 16, 2021, we issued $60 million in aggregate principal amount of our 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under a Subordinated Indenture, dated as of September 30, 2016 (the “Base Indenture”), by and between First Internet Bancorp, as issuer, and U.S. Bank National Association, as trustee, as amended and supplemented by that certain Fourth Supplemental Indenture, dated as of August 16, 2021, which we have referred to in this prospectus collectively as the “Indenture.”

The New Notes will be issued under the Indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following provides a summary of certain terms of the Indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the Indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the Indenture in this prospectus without defining them, the terms have the meanings given to them in the Indenture. You must look to the Indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $60 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

The maturity of the New Notes may not be accelerated in the absence of certain events of default (as such term is defined in the Indenture). There is no right to accelerate the maturity of the New Notes if we fail to pay interest or principal on the New Notes or any Additional Amounts (as defined below) with respect thereto or default in the performance or breach any covenant or warranty under any New Note or in the Indenture, See “—Events of Default; Acceleration of Payment; Limitation on Suits.”

The New Notes will mature on September 1, 2031 (the “maturity date”). The New Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of First Internet Bancorp or First Internet Bank. There is no sinking fund for the New Notes.

As a bank holding company, our ability to make payments on the New Notes will depend primarily on the receipt of dividends and other distributions from our subsidiary, First Internet Bank. There are various regulatory restrictions on the ability of First Internet Bank to pay dividends or make other distributions to us. See “Risk Factors—Our access to funds from First Internet Bank may become limited, thereby restricting our ability to make payments on our obligations” and “Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the New Notes, regardless of whether we are the subject of an insolvency proceeding” in this prospectus.

Delivery of reports, information and documents (including, without limitation, reports contemplated in this section) to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including First Internet Bancorp’s compliance with covenants under the Indenture, New Notes, and guarantees (if any), as to which the Trustee is entitled to rely exclusively on officers’ certificates.

The New Notes are not savings accounts, deposits or other obligations of First Internet Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The New Notes are solely obligations of First Internet Bancorp and are neither obligations of, nor guaranteed by, any of our subsidiaries.

No recourse will be available for the payment of principal of, or interest or any Additional Amounts on, any New Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of First Internet Bancorp or of any successor entity. Neither the Indenture nor the New Notes contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The Indenture and the New Notes contain no financial covenants and do not restrict us from paying dividends or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the New Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Interest

The New Notes will bear interest at an initial rate of 3.75% per annum from and including the issue date of the Old Notes, which was August 16, 2021, to but excluding September 1, 2026 or, if earlier, the Redemption Date (the “Fixed Rate Period”). During the Fixed Rate Period, interest will be payable semi-annually in arrears on March 1 and September 1 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on March 1, 2022. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a New Note is registered for such interest at the close of business on the 15th day (whether or not a business day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

The New Notes will bear interest at a floating per annum rate equal to the Benchmark plus 3.11% (311 basis points) from and including September 1, 2026 to the Maturity Date or, if earlier, Redemption Date (the “Floating Rate Period”). During the Floating Rate Period, interest will be payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”). The initial Benchmark during the Floating Rate Period is expected to be the then-current Three-Month SOFR, provided that if Three-Month Term SOFR is less than zero, Three-Month Term SOFR will be deemed to be zero. The interest payable during the Floating Rate Period will be paid to each holder in whose name a New Note is registered at the close of business for such interest on the 15th day (whether or not a business day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding, September 1, 2026 and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the New Notes falls on a day that is not a business day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a business day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided that, in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a business day and the next succeeding business day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to but excluding such business day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

Any such interest which is payable, but is not punctually paid or duly provided for on any interest payment date, shall cease to be payable to the holder on such relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the New Note is registered at the close of business on a special record date for the payment of defaulted interest. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent or, at our option in the event the New Notes are not represented by Global New Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

When we use the term “business day,” we mean any day except a Saturday, Sunday, a legal holiday or any other day on which banking institutions in the City of New York, New York or any place of payment are authorized or required by law, regulation or executive order to close.

As long as any of the New Notes are outstanding there will at all times be an agent appointed to calculate the Benchmark in respect of the Floating Rate Period (the “Calculation Agent”). The calculation of the Benchmark for the Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent will have all the rights, protections and indemnities afforded to the Trustee under the Indenture. We have appointed U.S. Bank National Association, as Calculation Agent for the purposes of determining the Benchmark for the Floating Interest Period. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by us, we will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with us and our affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed.

At least 10 days prior to the commencement of the Floating Rate Period, we will, and from time to time during the Floating Rate Period while Three-Month Term SOFR is the applicable Benchmark, we may notify the Calculation Agent of any Three-Month Term SOFR Conventions with respect to Three-Month Term SOFR.

If we determine in our sole discretion that a Benchmark Replacement Event has occurred prior to the Reference Time in respect of setting of the then-current Benchmark during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the New Notes in respect of such Benchmark setting and each subsequent Benchmark setting. In connection with the implementation of the Benchmark Replacement, we may make or instruct the Calculation Agent to make from time to time Benchmark Replacement Conforming Changes.

All determinations, decisions, elections and calculations we make, including as to occurrence or non-occurrence of an event, circumstance or date, any decision to take or refrain from taking any action or any selection, and any Term SOFR Conventions and Benchmark Replacement Conforming Changes, may be made in our sole discretion, will be conclusive and binding absent manifest error, and will become effective without the consent of the Trustee, the Calculation Agent or the holders of the New Notes.

As used herein, the following terms have the following meanings:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement. Notwithstanding the foregoing, in the event that the Benchmark as determined in accordance with the applicable definitions is less than zero, the Benchmark for such interest period shall be deemed to be zero.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Company cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first of the following alternatives (in the order in which such alternatives appear) that can be determined by the Company as of the Benchmark Replacement Date:

(i)       the sum of (i) Compounded SOFR and (ii) the Benchmark Replacement Adjustment;

(ii)      the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

(iii)       the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment;

(iv)    the sum of: (i) the alternate rate of interest that has been selected by the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating-rate notes at such time and (ii) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company, as of the Benchmark Replacement Date:

(i)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)     if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating-rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Interest Period,” timing and frequency of determining rates with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)       in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(ii)      in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(iii)     in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)       if the Benchmark is Three-Month Term SOFR, (A) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for the Corresponding Tenor based on Daily SOFR, (B) the development of a forward-looking term rate for the Corresponding Tenor based on Daily SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (C) the Company determines that the use of a forward-looking rate for the Corresponding Tenor based on Daily SOFR is not administratively feasible;

(ii)      a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii)     a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv)     a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of Daily SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company or its designee in accordance with:

(i)      the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(ii)     if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating-rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor having approximately the same length (disregarding business day adjustment) as the initial or then-current Benchmark.

“Daily SOFR” means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of a Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Company after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Company after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“SOFR Administrator’s Website” means the FRBNY’s Website, or any successor source.

“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on Daily SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Interest Period, as determined by the Company after giving effect to the Three-Month Term SOFR Conventions.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Interest Period”, timing and frequency of determining Three-Month Term SOFR with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Company determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Ranking

The New Notes will rank equally with all other unsecured subordinated indebtedness First Internet Bancorp may issue in the future under the Indenture. The New Notes will rank equally with the $44.9 million principal amount of First Internet Bancorp’s outstanding subordinated indebtedness as of October 12, 2021, plus any Old Notes that are not exchanged for New Notes. As of October 12, 2021, we had no other outstanding subordinated indebtedness.

The New Notes will rank junior to and will be subordinated to all of our senior indebtedness, whether now outstanding, or issued, assumed or incurred in the future, including all indebtedness relating to money owed to general creditors and trade creditors. The New Notes will be obligations of First Internet Bancorp only and will not be guaranteed by any of our subsidiaries, including First Internet Bank, which is our principal subsidiary. The New Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of First Internet Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the New Notes would have any claims to those assets. The Indenture and the New Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the New Notes that we or our subsidiaries may incur. As of October 12, 2021, on a consolidated basis, our outstanding indebtedness (including deposits) totaled approximately $3.3 billion, which included $69.9 million principal amount of outstanding unsecured subordinated indebtedness. As of the same date, we had no other outstanding subordinated indebtedness.

“Senior indebtedness” means:

•	the principal and any premium or interest for money borrowed or purchased by First Internet Bancorp;

•	the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by First Internet Bancorp;

•	any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

•	obligations to general and trade creditors;

•	any obligation arising from direct credit substitutes;

•	any obligation associated with derivative products such as interest rate and currency rate exchange contracts or any similar arrangements, unless the instrument by which First Internet Bancorp incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of First Internet Bancorp; and

•	all obligations of the type referred to in the first six bullet points above of other persons or entities for the payment of which First Internet Bancorp is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether now outstanding, or created, assumed or incurred in the future. With respect to the New Notes, senior indebtedness excludes any indebtedness that:

•	expressly states that it is junior to, or ranks equally in right of payment with, the New Notes; or

•	is identified as junior to, or equal in right of payment with, the New Notes in any board resolution establishing such series of subordinated indebtedness or in any supplemental indenture.

Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “senior indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.

Upon the liquidation, dissolution, winding up, or reorganization of First Internet Bancorp, First Internet Bancorp must pay to the holders of all senior indebtedness the full amounts of principal of, premium, interest and any Additional Amounts owing on, that senior indebtedness before any payment is made on the New Notes. If, after we have made those payments on our senior indebtedness there are amounts available for payment on the New Notes, then we may make any payment on the New Notes. Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of insolvency of First Internet Bancorp, holders of the New Notes may recover less ratably than holders of senior indebtedness and other creditors of First Internet Bancorp. With respect to the assets of our subsidiaries, our creditors (including holders of the New Notes) are structurally subordinated to the prior claims of creditors of each subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.

Subject to the terms of the Indenture, if the Trustee or any holder of any of the New Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the New Notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of First Internet Bancorp being subordinated to the payment of the New Notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Events of Default; Acceleration of Payment; Limitation on Suits

The New Notes and Indenture provide for only limited events upon which the principal of the New Notes, together with accrued and unpaid interest and premium, if any, shall be accelerated. These events are:

•	A court having jurisdiction shall enter a decree or order for the appointment of a receiver, trustee, assignee, liquidator or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to First Internet Bancorp, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	First Internet Bancorp shall consent to the appointment of a receiver, liquidator, trustee, assignee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to First Internet Bancorp; or

•	In the event of an appointment of a receiver, trustee, assignee, liquidator or similar official for our principal banking subsidiary, First Internet Bank, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.

The New Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal of, and interest on, the New Notes, including:

•	Default in the payment of any interest on the New Notes or any Additional Amounts with respect thereto when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by First Internet Bancorp with the Trustee or with a paying agent prior to the expiration of such period of 30 days);

•	Default in the payment of the principal on the New Notes or any Additional Amounts with respect thereto when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise); or

•	Default in the performance or breach of any covenant or warranty of First Internet Bancorp in the Indenture or in the subordinated note purchase agreement pursuant to which a holder purchased the Old Notes (the “Subordinated Note Purchase Agreement”) (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed in the five bullet points above and other than a covenant or warranty that has been included in the Indenture solely for the benefit of notes issued thereunder other than the Old Notes and New Notes), and the continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of the Indenture or the Subordinate Note Purchase Agreement) uncured for a period of 90 days after there has been given, by registered or certified mail, to First Internet Bancorp by the Trustee or to First Internet Bancorp and the Trustee by the holders of not less than 25.0% in principal amount of the outstanding Old Notes and New Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.

As used herein, “Additional Amounts” means any additional amounts that are required by the Indenture or the New Notes, under circumstances specified by the Indenture or the New Notes, to be paid by First Internet Bancorp in respect of certain taxes imposed on holders of the New Notes specified by the Indenture or the New Notes and which are owing to such holders.

There is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on the New Notes or in our nonperformance or breach of any other covenant or warranty under the New Notes or the Indenture. If we default in our obligation to pay any interest on the New Notes or any Additional Amounts with respect thereto when it becomes due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount of the New Notes when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise), then the Trustee may demand First Internet Bancorp pay to the Trustee, for the benefit of the holders of the New Notes, the whole amount then due and payable on the New Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and any overdue interest at the rate or rates prescribed therefor in the New Notes and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Upon an Event of Default, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equal with or junior to the New Notes, or make any payments under any guarantee that ranks equal with or junior to the New Notes, other than; (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of our common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; (iv) the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of our common stock related to the issuance of common stock or rights under any of benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

No holder of New Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the New Notes;

•	the holders of not less than 25.0% in principal amount of the outstanding New Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses, and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding New Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such holders of the New Notes, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all such holders of New Notes.

Redemption

We may, at our option, beginning with the interest payment date of September 1, 2026, and on any interest payment date thereafter, redeem the New Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a price equal to 100% of the principal amount of the New Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption.

The New Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the New Notes at any time, including before September 1, 2026, in whole, but not in part, from time to time, at a price equal to 100% of the principal amount of the New Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption upon the occurrence of:

•	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change becomes effective or which pronouncement or decision is announced on or after the date of original issuance of the New Notes, there is more than an insubstantial risk that the interest payable by us on the New Notes is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•	a “Tier 2 Capital Event,” defined in the Indenture to mean First Internet Bancorp’s good faith determination that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for First Internet Bancorp or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the New Notes, in each case, that there is more than an insubstantial risk that First Internet Bancorp will not be entitled to treat the New Notes then outstanding as Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable, for so long as any New Note is outstanding; or

•	First Internet Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

In the event of any redemption of the New Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) by first-class mail, or in the event the New Notes are represented by Global New Notes, electronically in accordance with DTC’s procedures, to each holder of New Notes not less than 30 nor more than 60 days prior to the redemption date.

If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note. The New Notes are not subject to redemption or prepayment at the option of the holders of the New Notes.

Modification and Waiver

The Indenture provides that we and the Trustee may amend or supplement the Indenture or the New Notes with, or, in certain cases, without, the consent of the holders of a majority in principal amount of the outstanding New Notes; provided, that any amendment or waiver may not, without the consent of the holder of each outstanding New Note affected thereby:

•	reduce the amount of New Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any New Note;

•	reduce the principal or change the stated maturity of any New Note;

•	waive a default or event of default in the payment of the principal of or interest, if any, on any New Note (except a rescission of acceleration of the New Notes by the holders of at least a majority in principal amount of the outstanding New Notes and a waiver of the payment default that resulted from such acceleration);

•	make any change to the percentage in principal amount of the outstanding New Notes of holders required to consent to the waiver of certain defaults and the consequences thereof under the Indenture or any change to such defaults which require such consent;

•	make any change to certain provisions of the Indenture relating to, among other things, holders’ rights to receive payment of the principal of and interest on the New Notes and to institute suit for the enforcement of any such payment and waivers of past defaults;

•	make the principal of or interest, if any, on any New Note or any Additional Amount with respect thereto payable in any currency other than that stated in the New Note; or

•	waive any redemption payment with respect to any New Notes.

In addition, the holders of at least a majority in principal amount of the outstanding New Notes may, on behalf of all holders of New Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal of or interest on any New Note (provided that the holders of a majority in principal amount of the outstanding New Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding New Note.

In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of New Notes for any of the following purposes:

•	to evidence the succession of another person to First Internet Bancorp as obligor under the Indenture and the assumption by any such successor of the covenants and obligations of First Internet Bancorp in the Indenture and in the New Notes;

•	to add to the covenants of First Internet Bancorp such further covenants, restrictions, conditions or provisions for the protection of the holders of the New Notes and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•	to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in uncertificated or global form;

•	to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture;

•	to add any additional events of default (and if such events of default are to be for less than all series of notes, stating that such are expressly being included solely for the benefit of such series);

•	to modify, eliminate or add to the provisions of the Indenture, if the change or elimination (i) becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision or (ii) shall not apply to the any debt securities outstanding at the time of such change or elimination;

•	to establish the form of the New Notes and to provide for the issuance of any other series of notes under the Indenture;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding certain provisions thereof; or

•	to make any change that does not adversely affect the rights of any holder of notes of any series issued under the Indenture in any material respect.

The Trustee shall receive an officer’s certificate and opinion of counsel confirming that all conditions precedent are satisfied with respect to any supplemental indenture, that such supplemental indenture is authorized or permitted by the Indenture and that such supplemental indenture is the legal, valid and binding obligation of First Internet Bancorp, enforceable against it in accordance with its terms.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the Indenture and the New Notes in a legal defeasance or to release ourselves from certain of our covenant restrictions under the Indenture and the New Notes in a covenant defeasance (in each case, except for certain surviving rights of the Trustee and our obligations in connection therewith). We may do so after we irrevocably deposit with the Trustee, in trust, cash and/or U.S. government securities in an amount that, through the payment of interest and principal in accordance with their terms, will provide, not later than one day before the due date of any payment of money, an amount in cash, which is sufficient in the opinion of our independent public accountants expressed in a written certification delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on the New Notes on the dates such installments of interest or principal are due. If we choose the legal defeasance option, the holders of the New Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of New Notes, replacement of lost, stolen or mutilated New Notes and the right to receive payments of the principal of (and premium, if any) and interest on such New Notes when such payments are due.

We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the “IRS”) or a change in the applicable federal income tax law. We may not have a default or event of default under the Indenture or the New Notes on the date of deposit or during the period ending 120 days after such deposit. The deposit may not result in a breach or violation of, or constitute a default under, the Indenture or any of our agreements or instruments to which we are a party or by which we are bound.

Any defeasance of the New Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the New Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the New Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Satisfaction and Discharge

We may discharge our obligations under the Indenture (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (a) all outstanding New Notes and all other outstanding notes issued under the Indenture (i) have been delivered for cancellation, or (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee or (4) are deemed paid and discharged in a legal defeasance described above, (and in the case of clauses (1), (2) and (3), we have irrevocably deposited with the Trustee an amount sufficient, in the opinion of our independent public accountants expressed in a written certification delivered to the Trustee, to pay and discharge the principal of and interest on all outstanding notes issued under the Indenture on the stated maturity dates or redemption dates, as the case may be); (b) we have paid all other sums payable by us under the Indenture; and (c) we have delivered an officer’s certificate and opinion of counsel stating that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been complied with.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the successor person (if not us), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the New Notes and under the Indenture;

•	immediately after giving effect to such transaction, and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the effective date of such transaction, no default or event of default shall have occurred and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee, including an officers’ certificate and opinion of counsel each stating that such proposed transaction and any supplemental indenture comply with the Indenture.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the New Notes in non-global form may be presented or surrendered for payment. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its office at 60 Livingston Avenue, St. Paul, Minnesota 55107, as the paying agent for the New Notes. We must notify the Trustee of changes in the paying agents.

Governing Law

The Indenture provides that the New Notes and the Indenture governing the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Tier 2 Capital

The New Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the New Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•	not contain provisions permitting the holders of the New Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of First Internet Bancorp; and

•	not contain provisions permitting First Internet Bancorp to redeem or repurchase the New Notes prior to the maturity date without prior approval of the Federal Reserve.

Clearance and Settlement

The New Notes will be represented by one or more permanent global certificates, which we refer to individually as a “Global New Note” and collectively as the “Global New Notes”, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). The New Notes will be available for purchase in minimum denominations of $25 and integral multiples of $25 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the “Depositary”, or its nominee is the registered owner of the Global New Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the New Notes for all purposes of the Indenture. Beneficial interests in the Global New Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their New Notes while the New Notes are held by a Depositary. Investors may elect to hold interests in the Global New Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the New Notes, so long as the corresponding securities are represented by Global New Notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the Depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the New Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the New Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the Global New Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global New Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global New Notes:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the Global New Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the Global New Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global New Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global New Notes may be subject to various policies and procedures adopted by DTC from time to time. None of First Internet Bancorp, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global New Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global New Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither First Internet Bancorp nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

U.S. Bank National Association will act as Trustee under the Indenture. The Trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the New Notes, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with the Trustee and its affiliates in the ordinary course of business. These banking relationships include the Trustee serving as trustee under indentures involving certain of our subordinated indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer, and beneficial ownership and disposition of the New Notes. This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This summary does not address the tax consequences to subsequent purchasers of the New Notes or any persons who hold the Old Notes or New Notes for any reason other than as capital assets. In addition, this summary does not address the tax laws of any state, local or non-U.S. jurisdiction or other U.S. federal taxes, such as the estate and gift taxes.

This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the New Notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax laws, such as:

•	entities treated as partnerships or S corporations for U.S. federal income tax purposes or persons who hold the New Notes through entities treated as partnerships or S corporations for U.S. federal income tax purposes,

•	financial institutions, banks, and pension plans,

•	insurance companies,

•	qualified insurance plans,

•	tax-exempt organizations,

•	qualified retirement plans and individual retirement accounts,

•	governmental entities,

•	brokers, dealers or traders in securities or currencies,

•	real estate investment trusts or grantor trusts,

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar,

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•	persons who purchase or sell the New Notes as part of a wash sale,

•	persons who hold the New Notes as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale transaction,” or “conversion transaction,” as these terms are used in the Code,

•	certain U.S. expatriates,

•	persons subject to section 451(b) of the Code, and

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations.

This summary is for general information only and is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, as well as existing interpretations relating thereto, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other U.S. federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Exchange

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a New Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust: (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

An individual may, subject to certain exceptions, be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted.

Payments of Interest

Based on the interest rate characteristics of the New Notes, we intend to treat the New Notes as “variable rate debt instruments” (“VRDIs”) for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. Assuming the treatment of the New Notes as VRDIs is respected, the New Notes will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”). Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the New Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the New Notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the New Notes). Under this method, the New Notes may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. For the QSI and the amount of OID (if any) on a New Note, please contact us at +1 (317) 532-7900.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition

Upon the sale, exchange, redemption, retirement or other taxable disposition (including early redemption) of a New Note, you generally will recognize taxable gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the New Note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid qualified stated interest, which will be treated as described under “—Payments of Interest” above. Your adjusted tax basis in the New Note generally will equal the cost of the New Note to you. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, you have held the New Note for more than one year. Long term capital gains recognized by certain non-corporate U.S. Holders (including certain individuals) are generally subject to preferential tax rates. The deductibility of capital losses may be subject to limitations. You are urged to consult your tax advisor regarding such limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the New Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the New Notes. Backup withholding may be imposed on these payments if you fail to provide your correct taxpayer identification number to the paying agent, a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn). The amount of any backup withholding from a payment to you generally will be allowable as a credit or refund against your U.S. federal income tax liability, provided that the required information is furnished to the IRS. You are urged to consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for establishing such exemption, if applicable.

Net Investment Income Tax

Certain U.S. Holders who are individuals, estates and certain trusts are subject to a 3.8% tax on the lesser of: (a) the U.S. Holder's “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of New Notes); and (b) the excess of the U.S. Holder's modified adjusted gross income for the relevant taxable year over a certain threshold. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the effect, if any, of the net investment income tax on their purchase, ownership and disposition of New Notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a New Note that is, for U.S. federal income tax purposes, neither a U.S. Holder nor a partnership.

Payments on the New Notes

A 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on the New Notes, provided that you meet the following requirements of the portfolio interest exemption:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the New Notes is described in section 881(c)(3)(A) of the Code; and

•	you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold the New Notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide a properly executed:

•	IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If interest on the New Notes is effectively connected with the conduct by you of a trade or business in the United States (and, if an applicable treaty requires it, is attributable to a permanent establishment in the United States of the Non-U.S. Holder), you generally will be taxed in the same manner as if you were a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), although you will be exempt from the withholding tax discussed in the preceding paragraphs so long as you provide a properly executed IRS Form W-8 (generally an IRS Form W-8ECI). You should consult your tax advisor with respect to other tax consequences of the ownership and disposition of New Notes including the possible imposition of a branch profits tax.

Sale, Exchange, Redemption, Retirement or other Disposition

Subject to the discussion below concerning backup withholding, any gain realized on the sale, exchange, redemption, retirement or other disposition of the New Notes generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the conduct of a trade or business by you in the United States (and, where a tax treaty requires, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A non-U.S. holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (see “—Tax Consequences to U.S. Holders” above). An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet above, it may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable tax treaty.

Backup Withholding and Information Reporting

The amount of the interest paid to you and any tax withheld with respect to such interest, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest and the amount of withholding may also be made available to the tax authority in the country in which you reside under the provisions of an applicable tax treaty.

In general, no backup withholding will be required regarding payments on the New Notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person and you have delivered an appropriate and properly executed certification of non-U.S. status (i.e., IRS Form W-8BEN or IRS Form W-8BEN-E, or another applicable form)

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of the New Notes made within the United States or conducted through certain U.S. financial intermediaries if:

•	the payor (1) receives an applicable Form W-8 and (2) does not have actual knowledge or reason to know that you are a United States person; or

•	you otherwise establish an exemption.

Backup withholding may apply if you fail to comply with applicable U.S. information reporting or certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

Under provisions of the Code and the Treasury Regulations and administrative guidance promulgated thereunder, commonly referred to as “FATCA”, the relevant withholding agent may be required to withhold 30% of interest paid on the New Notes and any gross proceeds of either a sale or disposition of the New Notes paid to (i) a foreign financial institution (whether such institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Foreign financial institutions located in jurisdictions that have intergovernmental agreements with the United States governing FATCA may be subject to different rules. Recently proposed Treasury Regulations eliminate withholding under FATCA on payments of gross proceeds of a sale or other disposition of a New Note. Taxpayers may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the withholding tax. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of the New Notes.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATED TO THE NEW NOTES TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATED TO THE NEW NOTES TO YOU.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, have been incorporated by reference herein in reliance upon the report of BKD LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed the conduct was in the corporation’s best interests and in all other cases, the individual reasonably believed the action taken was not against the interests of the corporation; and in the case of criminal proceedings, the individual had reasonable cause to believe the action was lawful or had no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our articles of incorporation provide that we will indemnify each person who is or was a director, officer, employee or agent of ours, or a director, officer, partner, employee, trustee, member or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which the individual is serving or served in any capacity at our request, against any and all judgments, settlements, penalties, fines, other liabilities and reasonable expenses (including reasonable attorneys’ fees) that may be incurred by the individual in connection with or resulting from any claim, actions, suit, proceeding or investigation in which the individual may become involved by reason of the individual’s serving as such, except only for matters as to which such individual is adjudged, in an action, suit, or proceeding terminated against the individual by judgment, order, or conviction, to have committed gross misconduct or fraud upon us. Our articles of incorporation also provide that we will advance expenses to an indemnified person, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should ultimately be determined that the person is not entitled to indemnification under our articles of incorporation or otherwise.

The rights of indemnification provided by our articles of incorporation are in addition to, and not in limitation of, any indemnification rights to which a person may be entitled to by law, contract or otherwise. Any repeal or modification of the indemnification provisions in our articles of incorporation will not adversely affect any rights to indemnification and advancement of expenses thereunder with respect to any acts or omissions occurring prior to such repeal or modification.

Our officers and directors are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, which include claims under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 21.	Exhibits and Financial Statement Schedules

The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of First Internet Bancorp (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed May 21, 2020)
3.2	Amended and Restated Bylaws of First Internet Bancorp (incorporated by reference to Exhibit 3.2 to current report on Form 8-K filed May 21, 2020)
4.1	Subordinated Indenture, dated as of September 30, 2016, between First Internet Bancorp and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on September 30, 2016)
4.2	First Supplemental Indenture, dated as of September 30, 2016, between First Internet Bancorp and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on September 30, 2016)
4.3	Second Supplemental Indenture, dated as of June 12, 2019, between First Internet Bancorp and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed June 12, 2019)
4.4	Third Supplemental Indenture, dated as of October 26, 2020, between First Internet Bancorp and U.S. Bank National Association, as trustee (including form of 6.0% Fixed-to-Floating Rate Subordinated Notes due 2030) (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed October 26, 2020)
4.5	Fourth Supplemental Indenture, dated as of August 16, 2021, between First Internet Bancorp and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on August 16, 2021)
4.6	Form of Global Note representing 6.0% Subordinated Notes due 2026 (incorporated by reference to Exhibit A included in Exhibit 4.2 to current report on Form 8-K filed on September 30, 2016)
4.7	Forms of 3.75% Fixed-to-Floating Rate Subordinated Note due September 1, 2031 (included as Exhibit A-1 and Exhibit A-2 to the Fourth Supplemental Indenture filed as Exhibit 4.2 to current report on Form 8-K filed on August 16, 2021)
4.8	Form of Registration Rights Agreement, dated August 16, 2021, by and among First Internet Bancorp and the Purchasers (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed on August 16, 2021)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP (filed herewith)
23.1	Consent of BKD LLP (filed herewith)
23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in Part II as part of the signature page of this Registration Statement)
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (filed herewith)
99.1	Form of Transmittal Letter (filed herewith)

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fishers, State of Indiana, on October 15, 2021.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that by so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of First Internet Bancorp, does hereby appoint David B. Becker and Kenneth J. Lovik, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of First Internet Bancorp, this Registration Statement and any and all amendments to this Registration Statement, post-effective amendments and supplements thereto, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Becker	Chairman and Chief Executive Officer (Principal Executive Officer)	October 15, 2021
David B. Becker

/s/ Kenneth J. Lovik	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2021
Kenneth J. Lovik

/s/ Aasif M. Bade	Director	October 15, 2021
Aasif M. Bade

/s/ Ana Dutra	Director	October 15, 2021
Ana Dutra

/s/ John K. Keach, Jr.	Director	October 15, 2021
John K. Keach, Jr.

/s/ David R. Lovejoy	Director	October 15, 2021
David R. Lovejoy

/s/ Ralph R. Whitney, Jr.	Director	October 15, 2021
Ralph R. Whitney, Jr.

/s/ Jerry Williams	Director	October 15, 2021
Jerry Williams

/s/ Jean L. Wojtowicz	Director	October 15, 2021
Jean L. Wojtowicz